Exhibit 99.1

Getty Images Agrees to Acquire WireImage, a Renowned Brand in

Entertainment, Event and Celebrity Imagery

Move Boosts Company’s Capabilities in Fast-Growing Category

SEATTLE – February 22, 2007 – It’s no secret. Now, more than ever, the world is fascinated with images of celebrities, entertainers and athletes. So much so, in fact, that it’s become one of the fastest growing categories in the visual content business. Today, Getty Images, Inc. (NYSE: GYI), the world’s leading creator and distributor of visual content, is announcing an acquisition that will support the company’s stated strategy of accelerating the growth of its editorial imagery business.

Getty Images announced that it has entered into an agreement to purchase WireImage, one of the leading creators of entertainment and event imagery, for approximately $200 million in cash. The deal also will include MediaVast, Inc. the owner of WireImage, and sub-brands FilmMagic and Contour Photos. The acquisition is subject to regulatory review and other customary closing conditions.

“The demand for entertainment, event and celebrity imagery is growing exponentially, and Getty Images has determined that there are great growth opportunities in the category,” said Jonathan Klein, co-founder and CEO of Getty Images. “A key focus for us in the last several years has been to grow our editorial imagery business, particularly in international markets. The proposed acquisition of WireImage will enable us to develop new products and services, including podcasts, editorial video, multimedia, mobile, consumer offerings and exclusive imagery. We are confident that the proposed acquisition will help us expand our global entertainment and celebrity imagery business, allowing us to satisfy growing customer demand in the U.S. and abroad.”

Under the agreement, WireImage’s founding photographers and key executives have signed long term agreements to remain with WireImage and Getty Images following the acquisition.

The acquisition will bring together two leading innovators within the entertainment imagery category. Getty Images has made entertainment and celebrity imagery accessible to a growing global entertainment marketplace through its industry-leading Web site, featuring search in local languages and purchase in local currencies, and leads the industry in delivery speed, service and international distribution. WireImage has built a reputation for depth and breadth of entertainment coverage and has an innovative and customer-friendly Web site.

Several of the companies’ product offerings complement each other. For example, Getty Images’ Exclusive by Getty Images offering, launched in 2006, and MediaVast’s Contour Photos will combine to give customers unprecedented access to celebrity portraiture and compelling editorial features.

The business of entertainment imagery has grown significantly in recent years, and like the many other players in the space, Getty Images has benefited. The company has targeted this category for continued growth, especially in non-English speaking countries, and the acquisition of WireImage is expected to help the company expand the entertainment and celebrity imagery segment.

Getty Images plans to maintain MediaVast’s three brands: WireImage, FilmMagic, and Contour Photos, and its Web sites. WireImage’s team and Getty Images will continue to generate new imagery for their respective collections and make it available for online distribution, both in the U.S. and globally.

“We are very excited to be joining Getty Images,” said Jason Nevader, co-founder and CEO of MediaVast. “Under the Getty Images umbrella our customers will be able to take advantage of Getty Images’ global, localized e-commerce platform. Getty Images’ breadth of products and services, including their vast archival collections, will give our customers more choice and richer, more accessible content.”

The company estimates, on a preliminary basis, that the acquisition will be neutral to earnings per share, excluding amortization, in 2007 and accretive to earnings per share on a GAAP basis in 2008. WireImage’s portfolio includes an online archive of over 8.5 million images. The company has about 230 employees and offices in New York, Los Angeles, Miami, Atlanta, Las Vegas, London, Hamburg, Tokyo, Shanghai, Sydney, Madrid, and Amsterdam.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, risks associated with the regulatory review of the proposed acquisition, the risk that the proposed acquisition may not be consummated in a timely manner, or at all, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Form 10-Q for the quarter ended June 30, 2006 and Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, Getty Images does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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For more information, please contact:

Press: Deb Trevino, VP, Communications, 206-925-6474,

deb.trevino@gettyimages.com

Press: Roger van Oosten, VP, Edelman for Getty Images, 206-268-2213

roger.vanoosten@edelman.com

Investors: Alan Pickerill, Director, Investor Relations, 206-925-6355,

alan.pickerill@gettyimages.com